Exhibit 99

News

Contact:	Media:	Investment Community:	Shareholder	Media Information Center:
	Ford: Glenn Ray	Terry Huch (Equity)	Inquiries:	800-665-1515
	313-594-4410	313-594-0613	800-555-5259 or	media@ford.com
	gray2@ford.com	fordir@ford.com	313-845-8540
stockinf@ford.com

Rob Moeller
(Fixed Income)
313-621-0881
rmoeller@ford.com

IMMEDIATE RELEASE

FORD ANNOUNCES HERTZ FILING FOR IPO

DEARBORN, Mich., June 13 — Ford Motor Company today announced that The Hertz Corporation, a wholly owned subsidiary, filed a registration statement with the Securities and Exchange Commission for an initial public offering (IPO) of a portion of the economic interest in Hertz.

The filing is consistent with Ford’s announcement on April 20 that it was evaluating long-term strategic objectives for Hertz. Following an IPO by Hertz, Ford intends to divest its remaining ownership interest in Hertz.

Hertz operates the largest general use car rental business in the world and one of the largest industrial, construction and material handling equipment rental businesses in North America, based on revenues.

J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Goldman, Sachs & Co. are serving as joint book-running managers for the IPO. The IPO will be made by means of a prospectus, copies of which may be obtained, when available, from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (212-552-5164), Citigroup Global Markets Inc., Prospectus Department, Brooklyn Army Terminal, 7th Floor, 140 58th Street, Brooklyn, NY 11220 (718-765-6732), or Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004 (212-902-1171).

A registration statement relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Ford Motor Company, a global automotive industry leader based in Dearborn, Michigan, manufactures and distributes automobiles in 200 markets across six continents. With more than 324,000 employees worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company and The Hertz Corporation.

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